Pursuant to Section 906 of the Public Company Accounting Reform and Investor
Protection Act of 2002 (18 U.S.C. 1350, as adopted), Damien R. Tanaka, the
Chairman and CEO of General Devices, Inc., (the "Company"), and Kevin T. Dunphy,
the Treasurer and CFOof the Company each hereby severally certifies that, to the best of his knowledge:

     1.   The Annual Report on Form 10-KSB of the Company for the period ended
          December 31, 2005 (the "Annual Report"), fully complies with the requirements of Section 13(a) or Section 15(d) of the Securities
          Exchange Act of 1934, as amended;

     and

     2.   The information contained in the Annual Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated:

/s/ Damien R. Tanaka
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Damien R. Tanaka
Chairman and CEO

/s/ Kevin T. Dunphy
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Kevin T. Dunphy
Treasurer and CFO